Exhibit 5
Legal Department
One Campbell Place
Camden, New Jersey 08103-1799

LINDA A. LIPSCOMB	TELEPHONE (856) 342-6123
VICE PRESIDENT — LEGAL	FAX (856) 342-3936
June 30, 2009
Campbell Soup Company
Campbell Place
Camden, New Jersey 08103-1799
Ladies and Gentlemen:
     Campbell Soup Company, a New Jersey corporation (the “Company”), is filing a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of $30 million of deferred compensation obligations (the “Obligations”). The Obligations relate to the Campbell Soup Deferred Compensation Plan II (the “Plan”), which represent obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Plan.
     As Vice President — Legal of the Company, I am familiar with all corporate and other proceedings taken by the Company in connection with the Obligations, the Registration Statement, and the Plan. In such capacity, I have examined originals or copies, certified to my satisfaction, of such documents, certificates or other statements of public officials and corporate officers of the Company and such other papers as I have deemed relevant and necessary in order to give the opinion hereinafter set forth. In this connection, I have assumed the genuineness of signatures on, and the authenticity of, all documents so examined. As to any facts material to this opinion that were not independently established by me, I relied on such certificates or other statements of public officials and officers of the Company with respect to the accuracy of factual matters contained therein.
     Based upon the foregoing, I am of the opinion that the Obligations, when issued in accordance with the terms of the Plan, will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

Campbell Soup Company
June 30, 2009

     I am admitted to practice in the Commonwealth of Pennsylvania, and hold a Limited License for In-House Counsel in the State of New Jersey. I express no opinion as to any matters governed by any law other than the law of the Commonwealth of Pennsylvania, the corporate law of the State of New Jersey and the Federal laws of the United States of America.
     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ Linda A. Lipscomb
Linda A. Lipscomb